EXHIBIT 99

                     Chartwell International, Inc. Announces
          the Appointment of a Chief Financial & Administrative Officer


Chartwell International, Inc. today announced that it has appointed Paul Biberkraut as Chief Financial and Administrative Officer. Mr. Biberkraut will begin employment at Chartwell on January 16, 2006.

"After a thorough selection process, comparing candidates against our criteria for CFAO, I am pleased to announce the decision of Chartwell Board of Directors to select Paul Biberkraut as the company's Chief Financial and Administrative Officer," said Andrew Kaufman, Director. "Paul is an experienced and talented financial professional who will lead this company's financial control and administrative functions."

Prior to joining Chartwell, Mr. Biberkraut served as the Chief Financial Officer, Executive Vice President, Secretary and Director of Superior Galleries, Inc. (SPGR) from December 2002. Previously, he was Superior Galleries' Chief Financial Officer and Vice President of Finance from October 1999 to December 2000. Prior to returning to Superior Galleries in December 2002, Mr. Biberkraut was a Senior Finance Manager for Information Technology at PacifiCare Health Systems, Inc., (PHSY) a health care insurance company from December 2000 to November 2002 and was the Corporate Controller of Quality Systems, Inc. (QSII) a medical software developer, from November 1997 to June 1999. Mr. Biberkraut also served as the Chairman of the audit committee for an Orange County, California based credit union from 1997 to 1999 and had served as a board member, Treasurer and President of an Orange County, California based not-for-profit social service agency from 1989 to 1998. Mr. Biberkraut has over fifteen (15) years of experience in management roles with varying levels of responsibilities for finance, accounting, information technology, operations and human resources. Mr. Biberkraut earned both his Bachelor of Commerce with a Concentration in Accounting and MIS as well as a Graduate Diploma in Public Accountancy from McGill University and a Master of Business Administration, Executive from Pepperdine University.

Chartwell International, Inc. is a company focused on the waste and environmental industries, including related infrastructures, and evaluates opportunities for expansion within those industries through acquisition or other strategic relationships that focus on waste by rail services, logistics, equipment, transportation and disposal options, including landfill management.

For additional information, please refer to Chartwell's current report on Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

NOTE: The foregoing is news relating to Chartwell and contains forward- looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to Chartwell or its management are intended to identify such forward- looking statements. Chartwell 's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to Chartwell 's 10-KSB and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

        For additional  information  contact:
        Imre Eszenyi, Vice President
        Chartwell  International,  Inc.
        1124 Smith Street, Suite 304
        Charleston, WV 25301
        +1304-345-8700